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                                                                   EXHIBIT 10.27

                                 CVS CORPORATION
                 SUMMARY OF THE LONG-TERM PERFORMANCE SHARE PLAN

In 1999, CVS implemented a Long-Term Performance Share Plan. This Plan, which is a sub-plan of the Company's 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit growth. It uses both an internal measure of success - earnings per share ("EPS") compound annual growth rate - as well as an external validation of success - CVS stock price. The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target number of shares of CVS stock. At the end of each cycle, the actual number of shares awarded may be higher or lower than the target number, depending upon performance relative to a predetermined goal of growth in EPS. Final awards will be paid 50% in shares of CVS stock and 50% in cash (based upon the value of the shares earned at the end of the performance cycle). The first full performance cycle is from 1999 through 2001. The cycle provides for target awards of 21,175 shares for the Chairman and Chief Executive Officer, 10,500 shares for the President and Chief Operating Officer and 6,000 shares for other executive officers of CVS. To introduce the Plan and provide competitive total compensation opportunities, a transitional ("bridge") cycle was implemented, covering the calendar year 1999 payable the first quarter of 2000.